As filed with the Securities and Exchange Commission on January 27, 2000.

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           Rollins Truck Leasing Corp.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                               51-0074022
  -------------------------------         ------------------------------------
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

                      One Rollins Plaza, 2200 Concord Pike
                           Wilmington, Delaware 19803
                                 (302) 426-2700

                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                            -------------------------

Klaus M. Belohoubek, Esq., Vice President-                 With Copies To:
     General Counsel and Secretary                     Thomas R. Brome, Esq.
 One Rollins Plaza, 2200 Concord Pike                 Cravath, Swaine & Moore
      Wilmington, Delaware 19803                         825 Eighth Avenue
            (302) 426-2806                             New York, NY 10019-7415

              ---------------------------------------------------------
              (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
  Title of Each                   Proposed Maximum  Proposed Maximum  Amount of
Class of Securities  Amount to be  Offering Price      Aggregate    Registration
 to be  Registered    Registered     Per Unit1      Offering Price1       Fee
--------------------------------------------------------------------------------
Collateral Trust     $295,000,000     100%           $295,000,000      $77,880
Debentures
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee. This Registration Statement includes $55,000,000 of Collateral Trust Debentures previously registered on Form S-3 (Registration No. 333-21835). The filing fee associated with these Collateral Trust Debentures which has been previously paid upon the filing of Registration Statement No. 333-21835 amounted to $16,667.

                            ------------------------

          Pursuant to Rule 429 of the rules and regulations of the Commission under the Securities Act of 1933, the Prospectus contained herein also relates to Registration Statement No. 333-21835 and this Registration Statement also constitutes Post-Effective Amendment No. 1 to such Registration Statement.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. An effective registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JANUARY 27, 2000

PROSPECTUS

                           ROLLINS TRUCK LEASING CORP.

                   COLLATERAL TRUST DEBENTURES ($350,000,000)

                                ---------------

          We plan to issue from time to time up to $350,000,000 of collateral trust debentures. We will provide specific terms of these debentures and their offering prices in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                                ---------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

          This prospectus may not be used to consummate the sale of debentures unless accompanied by a prospectus supplement.



                                ---------------
                The date of this prospectus is ___________, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus.....................................................................5
Where You Can Find More Information............................................5
Rollins Truck Leasing Corp.....................................................7
Summary Financial Data.........................................................8
Use Of Proceeds................................................................9
Description of Debentures......................................................9
    General....................................................................9
    Terms of a Particular Series..............................................10
    Our Covenants.............................................................10
    Security Provisions.......................................................12
    Modification of Indenture and Waiver of Certain Covenants.................12
    Defaults and Certain Rights on Default....................................13
Plan of Distribution..........................................................14
Legal Matters.................................................................14
Experts.......................................................................15

                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. We may sell the debentures described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000.

          This prospectus provides you with a general description of the debentures we may offer. Each time we sell debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

          You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the following SEC locations.

Public Reference Room       New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
     Room 1024                     Suite 1300          500 West Madison Street
 Washington, DC 20549          New York, NY 10048             Suite 1400
                                                    Chicago, Illinois 60661-2511

          You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings are available to the public at the SEC's website at http://www.sec.gov.

          Our common stock is listed on both the New York and Pacific Stock Exchanges. You can inspect our reports, proxy statements and other information at the offices of either Exchange.

          The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below:

          o our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

          o         our Current Report on Form 8-K dated January 18, 2000;

          o our Proxy Statement relating to the Annual Meeting of Shareholders held on January 27, 2000; and

          o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

          You may request a copy of these documents at no cost, by writing or telephoning us at the following address:

                Patrick J. Bagley
                Vice President-Finance and Treasurer
                Rollins Truck Leasing Corp.
                P.O. Box 1791
                Wilmington, Delaware 19899
                (302) 426-3409

                           ROLLINS TRUCK LEASING CORP.

          We operate principally in one industry segment and through our principal subsidiary, Rollins Leasing Corp., engage primarily in full-service truck leasing and rentals. We currently conduct all of our operations within the United States and Canada.

          Full-service leasing accounts for the major portion of Rollins Leasing Corp.'s revenues. Under these leases, Rollins Leasing Corp. purchases vehicles and components that are custom-engineered to the customer's requirements. This equipment is then leased to the customer for periods usually ranging from three to eight years. Rollins Leasing Corp. provides fuel, oil, tires, washing and regularly scheduled maintenance and repairs at its facilities. In addition, it arranges for licenses and insurance, pays highway and use taxes and supplies a 24-hour-a-day emergency road service to its customers.

          Our commercial rental fleet which at September 30, 1999 consisted of more than 9,600 units with payload capacities ranging from 4,000 to 45,000 pounds offers tractors, trucks and a limited number of trailers to customers for short periods of time ranging from one day to several months. Our commercial rental fleet also provides additional vehicles to full-service lease customers to handle their peak or seasonal business needs. The rental fleet's average age is approximately two years. The utilization rate of the rental fleet during fiscal year 1999 was in excess of 85%. Rollins Leasing Corp. does not offer services in the consumer one-way truck rental market.

          Rollins Leasing Corp. also furnishes a guaranteed maintenance service to private fleet customers who choose to own their vehicles. This service includes preventive maintenance, fuel procurement, tax reporting, permitting, licensing and access to the Rollins Leasing Corp. 24-hour-a-day emergency road service.

          On January 3, 2000, we acquired all of the issued and outstanding shares of capital stock of UPS Truck Leasing, which provides full-service lease and rental services on more than 10,000 vehicles to 4,000 customers throughout the United States, from the UPS Logistics Group, a unit of United Parcel Service, Inc. UPS Truck Leasing was then merged into Rollins Leasing Corp. Concurrently, we sold our dedicated carriage and logistics subsidiary's assets and business to the UPS Logistics Group.

          There are many companies engaged in all aspects of vehicle rental and leasing, some of which also operate on a nationwide basis and are larger than our business. Ryder System, Inc. and Penske Truck Leasing Co., L.P., Inc. are respectively the largest and second largest competitors in the truck leasing industry. We believe Rollins Leasing Corp. is the third largest competitor in the field of full-service leasing and short-term rental of heavy duty trucks in the United States. Since the unit cost of vehicles and the cost of the borrowed funds used to purchase such vehicles are believed to be similar for most vehicle leasing companies, successful competition is based in part on service.

          We are incorporated in the State of Delaware. Our mailing address and telephone number for our principal executive offices are One Rollins Plaza, P.
O. Box 1791, Wilmington, Delaware 19899, and (302) 426-2700. On January 25, 1990, our name was changed from RLC CORP. to Rollins Truck Leasing Corp.

                             SUMMARY FINANCIAL DATA

          The following summary reflects our operations. It is qualified by the information described under the heading "Where You Can Find More Information."


                         Fiscal Year Ended September 30,

                                    1999              1998            1997               1996            1995
                                  ----------        ----------      ----------         ----------      -------
                                      ($ in thousands, except per share amounts)
Statement of Earnings Data
--------------------------

Revenues                        $  627,397        $  610,157       $  556,704        $  513,779       $  482,612
Expenses:
   Operating                       239,162           244,260          228,957           211,919          194,073
   Depreciation                    199,342           183,465          170,039           158,407          146,777
   Gain on sale of property
      and equipment                (17,007)           (9,787)         (12,230)           (7,950)         (12,657)
   Selling and administrative       57,805            55,530           50,457            47,995           43,146
                                ----------        ----------       ------------      -------------    -------------
                                   479,302           473,468          437,223           410,371          371,339
                                ----------        ----------       ------------      -------------    -------------
Operating earnings                 148,095           136,689          119,481           103,408          111,273
Interest expense, net               55,364            51,586           49,270            47,481           44,181
                                ----------        ----------       ------------      -------------      -----------
Earnings before income
   taxes                            92,731            85,103           70,211            55,927           67,092
Income taxes                        36,258            33,080           27,417            21,811           25,756
                                ----------        ----------       ------------      -------------    -------------
Net earnings                    $   56,473        $   52,023       $   42,794        $   34,116       $   41,336
                                ==========        ==========       ============      =============    =============
Earnings per share(1)

       Basic                    $      .98        $     .86        $      .68        $      .52       $      .61
                                ==========        =========        ============      =============    =============
       Diluted                  $      .97        $     .85        $      .68        $      .52       $      .61
                                ==========        =========        ============      =============    =============
Average common shares
   and equivalents
   outstanding (000's)(1)

       Basic                        57,833            60,340           62,681            65,076           67,432
                                ==========        ===========      ============      =============    =============
       Diluted                      58,369            61,130           63,362            65,595           68,048
                                ==========        ===========      ============      ============     =============
Balance Sheet Data

Total assets(2)                 $1,412,887        $1,297,474       $1,193,935        $1,126,981       $1,030,223
Equipment financing
   obligations                    $802,458        $  749,876       $  671,882        $  641,362       $  574,186
Shareholders' equity(2)           $320,386        $  292,985       $  289,982        $  285,127       $  277,501
Ratio of earnings to fixed
  charges(3)                          2.55              2.55             2.34              2.10             2.41



------------------------

 (1) Information for the fiscal years ended September 30, 1997 and prior have been adjusted for the three-for-two common stock split distributed on March 16, 1998.

 (2) Information for the fiscal years ended September 30, 1997 and prior have been reclassified to reflect the effects of adopting the provisions of SFAS No. 130, "Reporting Comprehensive Income", during 1999.

 (3) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest, the portion of rental expenses identified as interest and amortization of debt expense. Earnings are computed by adding the amount of such fixed charges to earnings before income taxes.

                                 USE OF PROCEEDS

          The proceeds we receive from the sale of the debentures will be advanced to Rollins Leasing Corp., referred to as a "participating subsidiary". It will use the funds to purchase vehicles and related equipment, reduce indebtedness under its individual revolving credit agreement or retire other existing equipment financing obligations. Each prospectus supplement will include the specific amount of the proceeds from the sale of the debentures to be applied to these asset purchases or debt reductions. Before this the proceeds may be temporarily invested in short-term marketable securities.

                            DESCRIPTION OF DEBENTURES

          This section describes the general terms and provisions of the debentures to which any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debentures offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debentures.

          The offered debentures will be issued under a Collateral Trust Indenture dated as of March 21, 1983, between us and Continental Bank, National Association (formerly Continental Illinois National Bank and Trust Company of Chicago) as trustee, as supplemented and amended by a Third Supplemental Indenture dated February 20, 1986 and by the Eighth Supplemental Indenture dated May 15, 1990 and as supplemented and amended from time to time, including supplemental indentures setting forth the terms of each series of the offered debentures. The Collateral Trust Indenture, as amended by the Third Supplemental Indenture and the Eighth Supplemental Indenture, is referred to as the "indenture". The following statements are subject to the detailed provisions of the indenture, a copy of which is incorporated by reference as an exhibit to the registration statement.

          We have summarized certain provisions of the Collateral Trust Indenture below. The summary is not complete. If we refer to particular provisions of the indenture, the provisions, including definitions of certain terms are incorporated by reference as a part of this summary.

          As of the date of this prospectus, an aggregate of $800 million of debentures are outstanding under the indenture. Reference is made to the prospectus supplement for any subsequent series of debentures issued under the indenture.

General
-------

          The offered debentures will be our obligations secured at the time of issuance by the pledge of unsecured demand promissory notes issued by one or more participating subsidiaries. These notes may in turn be secured by liens on vehicles and vehicle leases under the circumstances described under the heading "Security Provisions". We and Rollins Leasing Corp. are prohibited from securing the notes by creating a security interest in the vehicles. A participating subsidiary, as defined in the indenture, means a wholly-owned subsidiary of ours engaged primarily in the business of renting and/or leasing vehicles and/or providing carriage by vehicles. A participating subsidiary has also executed and delivered one or more loan agreements and issued one or more notes. As of the date of this prospectus, Rollins Leasing Corp. is our only subsidiary that qualifies as a participating subsidiary. As of the date of this prospectus, the outstanding debentures are secured by the pledge of $800 million principal amount of the unsecured demand promissory notes of Rollins Leasing Corp.

          The indenture does not limit the amount of debentures that may be issued. The indenture provides that debentures may be issued under it from time to time in one or more series.

          Principal and any premium will be payable at the our agency in Chicago, Illinois, or New York, New York. You may present the debentures for registration of transfer or exchange at those offices, subject to the limitations provided in the indenture, without any service charge, but we may require you to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the registration.

          The indenture requires that funds equal to the principal amount of debentures issued from time to time will be advanced to one or more participating subsidiaries on the date of the issuance. In exchange, each participating subsidiary will issue us a promissory note in the principal amount of any advances to it. We in turn will pledge the notes to the trustee as security for all debentures. Notes will be payable as to principal on demand and will bear interest at the same rate, payable at the same time, as interest on the debentures being so issued. The indenture requires that the obligations to pay principal premium, if any, and interest contained in all the notes are sufficient, in the aggregate, to pay all principal, premium, if any, and interest on all outstanding debentures after giving effect to the issue of additional debentures and to any concurrent retirement of other debentures using proceeds from that issue and money held by the trustee.

Terms of a Particular Series
----------------------------

          The prospectus supplement relating to the particular series of offered debentures will include the following terms of the offered debentures:

          o    the title;

          o    any limit on the aggregate principal amount;

          o    the price or prices;

          o    the maturity date or dates;

          o the interest rate or rates and the method for calculating the interest rate;

          o the interest payment dates, the date on which interest payments will commence and the regular record dates for the interest payments;

          o    the terms of any mandatory or optional sinking fund provisions;
               and

          o    the terms of any other optional redemption provisions.

Our Covenants
------------

         Limitation on Equipment Indebtedness of Participating Subsidiaries. We covenant that if the aggregate amount of the equipment indebtedness of any participating subsidiary (which, for the purposes of this covenant only, includes the wholly owned subsidiaries of a participating subsidiary) exceeds 90% of the net book value of its vehicles at the end of any fiscal quarter, we will, on or before 45 days after the expiration of such fiscal quarter, cause such participating subsidiary to prepay one or more of its notes to the extent necessary to reduce such percentage to not more than 90%.

          Certain Definitions. Equipment indebtedness means all indebtedness other than:

          o    permitted indebtedness;

          o indebtedness expressly subordinated to the prior payment of the debentures or the notes, as the case may be;

          o indebtedness secured by real estate or improvements on real estate (to the extent that indebtedness does not exceed the greater of cost or appraised value of the real estate and improvements); and

          o    trade indebtedness payable within 90 days from the date incurred.

          Net book value with respect to a vehicle means initial cost depreciated on a monthly basis at the faster of:

          (1) the fastest rate prescribed by any instrument at the time in effect evidencing any indebtedness of the vehicle owner; and

          (2) the rate then utilized for the purpose of financial statements submitted to our stockholders.

          Permitted indebtedness means:

          (1) indebtedness originally created in favor of a manufacturer or seller or financial institution incurred to finance the purchase of vehicles and secured by a lien on the purchased vehicles; and

          (2) indebtedness secured by a lien on vehicles which predates our acquisition of the business owning the vehicles.

          Vehicle means a truck, truck tractor, truck trailer, container, automobile, bus, or other similar unit and materials handling equipment, but does not include any such vehicle leased from another or any vehicle which has been pledged to secure permitted indebtedness.

          Limitation on Dividends. We may not, so long as any of the offered debentures are outstanding:

          o    declare or pay any dividend; or

          o make any distribution on any shares of our capital stock (other than dividends or distributions payable in shares of our capital stock); or

          o make or permit any subsidiary to make any payment to purchase, redeem or otherwise acquire any shares of our capital stock if the aggregate amount expended for all purposes subsequent to September 30, 1984, referred to as the "applicable date", would exceed the sum of consolidated net earnings since the applicable date and $10,000,000.

          However, we may credit against the purchases, redemptions and retirements of our capital stock the net consideration we receive subsequent to the applicable date from the issue or sale of additional capital stock.

          Limitation on Consolidated Indebtedness. As long as any of the offered debentures are outstanding, we may not, nor may we permit any of our subsidiaries to, create, incur or assume any indebtedness unless immediately after such creation, incurring or assumption, and after giving effect to the utilization of the proceeds thereof, the aggregate amount of our consolidated indebtedness is less than 400% of our consolidated net worth. Other than the limitation on consolidated indebtedness, the indenture contains no provisions that may afford debentureholders protection in the event of a highly leveraged transaction.

Security Provisions
-------------------

          All offered debentures will be our obligations secured by notes pledged to the trustee. Notes of participating subsidiaries pledged to the trustee will secure any additional series of debentures . The notes will be unsecured obligations of the subsidiaries. However, if any participating subsidiary grants or allows any security interest in its vehicles or its vehicle leases (except statutory liens), the indenture requires the creation of a security interest in the vehicles or vehicle leases for the benefit of the trustee as holder of the notes of the participating subsidiary ranking equally and ratably with, and existing for at least the same length of time as, such other security interests.

          An agreement among us, Rollins Leasing Corp. and the lenders under the existing unsecured bank revolving credit agreement between Rollins Leasing Corp. and those lenders requires Rollins Leasing Corp. to create, at the option of the relevant lenders (and restricts them from otherwise creating), a security interest in its vehicles in favor of a trustee designated by such lenders and for the benefit of the trustee (as holder of the notes of Rollins Leasing Corp.), the lenders under Rollins Leasing Corp.'s bank revolving credit agreement and the holders of such other indebtedness as may be entitled to share in such security interests. Neither the trustee nor the debentureholders may initiate the creation of such a security interest.

Modification of Indenture and Waiver of Certain Covenants
---------------------------------------------------------

          We or the trustee may modify or waive any provision of the indenture or modify the rights of the debentureholders with the consent of the following:

          o the holders of a majority in aggregate principal amount of all outstanding debentures which are affected by the modification or waiver; and

          o at least 66 2/3% in aggregate principal amount of each series of outstanding debentures which are affected by the modification or waiver.

         However, without the consent of the holder of each outstanding debenture of any affected series, no modification or waiver will

          o    extend the maturity of principal or interest;

          o reduce or modify the principal, interest or any premium payable on redemption;

          o permit the creation of any prior or pari passu lien on any of the notes or other pledged property or terminate the indenture lien on the notes or other pledged property; and

          o reduce the percentage of debentureholders whose consent is required for modification.

Defaults and Certain Rights on Default
--------------------------------------

         An event of default is defined in the indenture as being:

          o    default for 30 days in payment of any interest on any debenture;

          o default in payment of principal or of premium, if any, on any debenture;

          o default in payment of any sinking fund installment required for any debenture;

          o default in the performance of the covenants described under "Our Covenants Limitation on Equipment Indebtedness of Participating Subsidiaries", "Our Covenants - Limitation on Dividends", and "Security Provisions" or default for 30 days in the performance of certain covenants contained in a loan agreement relating to any note;

          o default for 60 days after written notice in performance of any other covenant in the indenture or in the debentures;

          o default with respect to other indebtedness or lease obligation of ours or any subsidiary of ours continuing for 30 days;

          o acceleration of the stated maturity of any indebtedness or lease obligation in an aggregate principal amount of $2,000,000 or more; or

          o certain events of bankruptcy, insolvency, receivership or reorganization relating to us or any participating subsidiary.

         We will be required to file with the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debentures then outstanding (or 25% of any series of debentures as to which an event of default in respect of principal, premium, if any, interest or sinking fund installments has occurred) may declare the principal of all the debentures to be due and payable. The declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the debentures (and of any such series) at the time outstanding.

         Except with respect to its duties in case of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holders of the debentures, unless those holders have offered to the trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the indenture, the holders of a majority in principal amount of the debentures at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising of any of the trustee's trusts or powers.

                              PLAN OF DISTRIBUTION

         We may sell the debentures as follows:

          o to or through one or more underwriters, who will be named in the applicable prospectus supplement;

          o    directly to other purchasers;

          o    through agents; or

          o    to dealers.

         Only underwriters named in the prospectus supplements are deemed to be underwriters in connection with the debentures offered thereby.

         The distribution of debentures may be effected from time to time in one or more transaction at:

          o    a fixed price or prices which may be changed;

          o    market prices prevailing at the time of sale;

          o    prices related to prevailing market prices; or

          o    negotiated prices.

         Underwriters may receive compensation from us, or from purchasers of the debentures, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debentures may be underwriters as defined in the Securities Act and any discounts or commissions they receive by us and any profit on the resale of the debentures by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation will be described in the prospectus supplement.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

                                  LEGAL MATTERS

         Certain legal matters relating to the offered debentures will be passed upon for us by Klaus M. Belohoubek, Esq., Vice President-General Counsel and Secretary of the Company, and by any attorneys for the underwriters identified in the prospectus supplement. As of the date of this prospectus, Mr. Belohoubek owns beneficially 9,827 shares of our common stock and owns directly options to purchase 49,000 shares of that stock.

                                     EXPERTS

         The consolidated financial statements and financial statement schedules of Rollins Truck Leasing Corp. and subsidiaries as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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